Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 14, 2022
Registration Statement Nos. 333-233850 and 333-233850-08

**PRICED/UPSIZE** Exeter Subprime Auto Loan (EART 2022-3)

Joint Leads: Citi (Str), Barclays, Wells Fargo
Co-Managers: BMO, BNP Paribas, Citizens, Deutsche Bank, Mizuho

-Anticipated Capital Structure-
CL	Size (mm)	Offered (mm)	WAL	S&P/M	PWIN	L.FINAL	BENCH	Spread	Yld	Cpn	$px
A-1	$ 76.300	$72.485	0.11	A-1+/P-1			I-Curv	+60	1.865%	1.865%	100.00000
A-2	$229.000	$217.550	0.48	AAA/Aaa	3-9	08/15/24	I-Curv	+115	3.480%	3.450%	99.99767
A-3	$187.020	$177.669	1.19	AAA/Aaa	9-20	01/15/26	I-Curv	+135	4.466%	4.210%	99.75087
B	$147.640	$140.258	1.99	AA/Aaa	20-29	12/15/26	I-Curv	+160	5.039%	4.860%	99.76069
C	$137.440	$130.568	2.74	A/Aa3	29-38	09/15/27	I-Curv	+200	5.551%	5.300%	99.52323
D	$133.690	$127.005	3.59	BBB/Baa3	38-49	09/15/28	I-Curv	+350	7.093%	6.760%	99.27157
E	$104.690	$99.455	4.48	BB/NR	49-56	01/15/30	I-Curv	+595	9.545%	9.090%	99.01453

-Deal Summary-
Offered Size : $964.990mm Offered
Settlement : 6/22/2022
Pxg Speed : 1.5% ABS to 5% Call
Offering Format (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
First Pay Date : 7/15/2022
ERISA Eligible : Yes (Class A-D) | No (Class E)
Exp. Ratings : S&P/Moody's
Min Denoms (Class A-D): $1k x $1k | (Class E): $1.158mm x $1k ($1.396mm x $1k if upsized)
BBG Ticker : EART 2022-3
B&D : Citi

-Available Information-
* Preliminary Prospectus, Offering Memorandum, FWP and CDI : Attached
* Intex Deal Name : XEXAR2203 Password: J6BV
* Roadshow Link : https://dealroadshow.com | Passcode: EART223 (case sensitive)

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.